VALHI REPORTS FOURTH QUARTER 2014 RESULTS

DALLAS, TEXAS . . March 13, 2015.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $8.8 million, or $.03 per diluted share, in the fourth quarter of 2014 compared to net income of $15.7 million, or $.05 per diluted share, in the fourth quarter of 2013.   For the full year of 2014, Valhi reported net income attributable to Valhi stockholders of $53.8 million, or $.16 per diluted share, compared to a net loss of $98.0 million, or $.29 per diluted share in the full year of 2013. Changes in reported net income attributable to Valhi stockholders are primarily due to changes in operating results in the Company's Chemicals Segment and the 2013 gain on bargain purchase and remeasurement of existing investment discussed below.

The Chemicals Segment's net sales of $373.5 million in the fourth quarter of 2014 were $4.9 million, or 1%, higher than in the fourth quarter of 2013.  The Chemicals Segment's net sales of $1,651.9 million in the full year of 2014 were $80.5 million, or 5%, lower than in the full year 2013.  The Chemicals Segment's net sales increased in the fourth quarter of 2014 as compared to the fourth quarter of 2013 primarily due to higher sales volumes largely offset by lower average TiO2 selling prices.  The Chemicals Segment's net sales decreased in the full year of 2014 primarily due to lower average TiO2 selling prices.  The Chemicals Segment's average TiO2 selling prices decreased 10% in the fourth quarter of 2014 as compared to the fourth quarter of 2013, and decreased 6% for the full year as compared to 2013.  The Chemicals Segment's average TiO2 selling prices at the end of 2014 were 9% lower than at the end of 2013, with lower prices in all major markets, most notably in certain export markets.  TiO2 sales volumes in the fourth quarter of 2014 were 14% higher than in the fourth quarter of 2013, while sales volumes for the full year 2014 remained relatively stable compared to 2013 as slightly higher sales in Europe were offset by lower sales in certain export markets.  Fluctuations in currency exchange rates also impacted net sales comparisons, decreasing net sales by approximately $11 million in the fourth quarter and increasing net sales by approximately $12 million in the full year 2014 as compared to the comparable periods in 2013.  The table at the end of this press release shows how each of these items impacted the overall change in sales.

The Chemicals Segment's operating income in the fourth quarter of 2014 was $33.2 million compared to $.2 million in the fourth quarter of 2013.  For the full year of 2014 the Chemicals Segment's operating income was $156.8 million compared to an operating loss of $125.4 million in 2013.  The Chemicals Segment's operating income improved in 2014 due to the net effects of lower raw materials and other production costs, lower average TiO2 selling prices, higher production volumes, and higher sales volumes in the fourth quarter period of 2014.  The Chemicals Segment's operating loss in 2013 includes a third quarter pre-tax litigation settlement charge of $35 million ($17.9 million, or $.05 per share, net of income tax benefit and noncontrolling interest).   The Chemicals Segment's operating income in the fourth quarter of 2013 was negatively impacted by one-time costs of approximately $9 million resulting from the terms of the new collective bargaining agreement reached with the Chemicals Segment's Canadian workforce, consisting principally of a non-cash pension charge of approximately $7 million due to the curtailment of one of the Chemicals Segment's Canadian defined benefit pension plans and severance and other back-to-work expenses.  The Chemicals Segment's operating income in the 2013 periods was also negatively impacted by approximately $19 million of unabsorbed fixed production and other manufacturing costs associated with the lockout at the Canadian TiO2 production facility, of which approximately $12 million related to the fourth quarter.

The Chemical Segment's TiO2 production volumes were 7% higher in the fourth quarter of 2014 as compared to the fourth quarter of 2013, and were 8% higher in the full year of 2014 over 2013.  While the Chemicals Segment's  production utilization rates in the second half of 2013 were impacted by the lockout at its Canadian production facility that began in June 2013 and ended in December 2013, utilization rates were also impacted by such lockout in the first quarter of 2014, as restart of production of the facility did not begin until February 2014.  The Chemicals Segment operated its production facilities at an overall average capacity utilization rate of 92% in 2014 (90%, 97%, 96% and 86% in each of the first, second, third and fourth quarters, respectively).  The Chemicals Segment's  production rates in the fourth quarter of 2014 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities as well as necessary improvements to ensure continued compliance with its permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also increased the Chemical's Segments operating income by approximately $13 million in the fourth quarter and by approximately $42 million for the year.
The Component Products Segment's net sales increased 11% in the fourth quarter of 2014 as compared to the fourth quarter 2013 and increased 13% in the full year of 2014 compared to the full year of 2013.  Net sales increased in 2014 principally due to higher demand within the security products reporting unit related to a new initiative for an existing government customer, increased market penetration in electronic locks, strong demand in transportation markets and to a lesser extent increased sales within marine component reporting unit reflecting greater penetration into non high-performance marine markets. Relative changes in selling prices did not have a material impact on net sales comparisons.  The Component Products Segment's operating income increased from $1.9 million in the fourth quarter of 2013 to $3.0 million in the fourth quarter of 2014 and increased from $9.3 million in the full year of 2013 to $13.6 million in the full year of 2014, primarily due to improved coverage of fixed manufacturing costs over increased production volumes to meet higher demand at each of our reporting units, partially offset by the impact of lower variable margins due to relative changes in customer and product mix within the security products reporting unit partially offset by increased administrative personnel costs.
The Waste Management Segment's net sales increased in the fourth quarter and full year of 2014 compared to the same periods in 2013 due to increased disposal volumes in second half of 2014.  Disposal volumes the second half of 2014 were favorably impacted by the industry-wide availability of disposal shipping containers including those placed into service by the Waste Management Segment in 2014. While disposal volumes were higher in 2014 as compared to 2013, the average per-unit disposal price was lower in 2014 due to relative changes in the mix of waste disposed. Strong results in the third and fourth quarters of 2014, allowed for greater coverage of fixed costs as compared to prior periods. As a result, the Waste Management Segment had operating income of $4.4 million in the fourth quarter of 2014 and an operating loss of $2.2 million for the full year of 2014 compared to an operating loss of $6.3 million in the fourth quarter of 2013 and $22.6 million for the full year of 2013.

As previously reported, in December 2013 we acquired a controlling interest in our Real Estate Management and Development Segment.  We commenced consolidating the results of operations from this segment in January 2014.  The Real Estate Management and Development Segment had net sales of $10.6 million and $40.3 million in the fourth quarter and full year of 2014, respectively, including $8.3 million and $31.9 million, respectively, in revenue on sales of land held for development.  The Real Estate Management and Development Segment had an operating loss of $.1 million in the fourth quarter of 2014 and operating income of $2.0 million for the full year of 2014.  Because the land held for development acquired was initially recognized at estimated fair value at December 31, 2013 in connection with the acquisition, the Company did not recognize significant operating income on land sales during 2014.

As previously reported, in February 2013 the Chemicals Segment voluntarily prepaid an aggregate $290 million principal amount under its prior term loan, and in July 2013 the Chemicals Segment voluntarily prepaid the remaining $100 million principal amount.  As a result of such prepayments, the Company's results in 2013 include an aggregate $8.9 million charge ($4.6 million, or $.01 per share, net of income tax benefit and noncontrolling interest), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayments.

Corporate expenses decreased 88% in the fourth quarter of 2014 and were 63% lower in the full year of 2014 compared to the same periods of 2013, primarily due to lower environmental remediation and related costs and to a lesser extent lower litigation and related costs in 2014.   Interest expense increased in the fourth quarter of 2014 and full year of 2014 compared to the same periods of 2013 primarily due to higher average debt balances in during 2014 offset by lower average interest rates on outstanding borrowings in 2014.

Insurance recoveries relate to amounts NL received from certain of its former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by NL.  These insurance recoveries (net of income taxes and noncontrolling interest) aggregated $.02 and $.03 per diluted share in the full years 2013 and 2014, respectively.

As previously reported, the Company recognized an aggregate non-cash pre-tax gain of $54.6 million ($46.6 million, or $.14 per diluted share, net of income taxes) in the fourth quarter of 2013 related to its purchase of a controlling interest in Basic Management, Inc. ("BMI") and The LandWell Company L.P. ("LandWell") in December 2013, consisting of (i) a gain from the remeasurement of our existing interest in BMI and LandWell to estimated fair value and (ii) a bargain purchase gain related to the additional interest in BMI and LandWell acquired.  The aggregate income tax provision associated with such pre-tax gain is less than the U.S. statutory tax rate of 35% principally because the income tax provision associated with approximately $30.9 million of such pre-tax gain is recognized at the dividends-received-deduction effective tax rate of 7%.

The Company's income tax expense in 2014 includes an aggregate non-cash income tax benefit of $3.7 million ($.01 per share net of noncontrolling interest) related to a net reduction in our reserve for uncertain tax positions (most of which occurred in the second quarter).

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' titanium dioxide pigment ("TiO2") operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•	Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);
•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos' ability to utilize its German net operating loss carryforwards);
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);
•	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);
•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against currently-pending or possible future challenge to WCS' operating licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)
	Three months ended		Year ended
	December 31,		December 31,
	2013	2014	2013	2014
	(unaudited)
Net sales
Chemicals	$368.6	$373.5	$1,732.4	$1,651.9
Component products	22.3	24.8	92.0	103.9
Waste management	9.2	23.1	39.2	66.5
Real estate management and development	-	10.6	-	40.3

Total net sales	$400.1	$432.0	$1,863.6	$1,862.6

Operating income (loss)
Chemicals	$0.2	$33.2	$(125.4)	$156.8
Component products	1.9	3.0	9.3	13.6
Waste management	(6.3)	4.4	(22.6)	(2.2)
Real estate management and development	-	(0.1)	-	2.0

Total operating income (loss)	(4.2)	40.5	(138.7)	170.2

Equity in earnings of investee	1.3	-	0.5	-

General corporate items:
Securities earnings	6.7	6.6	26.6	26.9
Insurance recoveries	5.6	0.4	9.4	10.4
Loss on the prepayment of debt	-	-	(8.9)	-
Gain in bargain purchase and remeasurement of
our existing investment in acquiree	54.6	-	54.6	-
General expenses, net	(63.9)	(7.8)	(105.3)	(38.8)
Interest expense	(12.3)	(14.6)	(56.1)	(56.7)

Income (loss) before income taxes	(12.2)	25.1	(217.9)	112.0

Income tax expense (benefit)	(23.0)	11.4	(91.0)	32.5

Net income (loss)	10.8	13.7	(126.9)	79.5

Noncontrolling interest in net income (loss)
of subsidiaries	(4.9)	4.9	(28.9)	25.7

Net income (loss) attributable to
Valhi stockholders	$15.7	$8.8	$(98.0)	$53.8

Basic and diluted net income (loss) per share:
Net income (loss) per share attributable to Valhi
stockholders	$0.05	$0.03	$(0.29)	$0.16

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Year ended
	December 31,	December 31,
	2014 vs. 2013	2014 vs. 2013
	(unaudited)

Percentage change in TiO2 net sales :
TiO2 product pricing	(10)%	(6)%
TiO2 sales volumes	14	-
TiO2 product mix	-	-
Changes in currency exchange rates	(3)	1

Total	1%	(5)%